UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 17, 2008
Citizens Republic Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Michigan
(State or Other Jurisdiction of Incorporation)

001-33063 (Commission File Number)	38-2378932 (IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan (Address of Principal Executive Offices)	48502 (Zip Code)
(810) 766-7500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 17, 2008, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Citizens Republic Bancorp, Inc. (the “Company”) approved the payment of cash bonuses in the following amounts to the individuals who will be “named executive officers” in the Company’s proxy statement for the 2008 annual meeting of shareholders. These bonuses were awarded under the Company’s Management Incentive Plan. Bonus amounts are nominally weighted 70% for corporate performance and 30% for individual performance. Bonus amounts are a function of the executive’s base salary multiplied by the executive’s participation rate (expressed as a percentage) determined by the Committee for each executive. The corporate performance portion of the bonus is determined by the performance of the Company in terms of certain targets for a) revenue, b) net income (represents net income after tax and prior to the net impact of restructuring and merger related expenses), c) non-performing assets, and d) merger cost savings. These targets are weighted so as to place the most emphasis on revenue, less on net income, still less on non-performing assets and the least on merger cost savings. There was a minimum threshold for each target which must have been achieved before any bonus was awarded in connection with that target. The individual performance portion of each bonus is determined based on an evaluation of performance against quantitative and qualitative goals for each executive’s area of responsibility and an objective analysis of each executive’s performance.

Name	Title	Amount

William R. Hartman	Chairman, President and Chief Executive Officer	-0-(1)

Charles D. Christy	Executive Vice President Chief Financial Officer	$116,247

Cathleen H. Nash	Executive Vice President Regional Banking	$146,192

John D. Schwab	Executive Vice President Chief Credit Officer	$84,209

Clinton A. Sampson	Executive Vice President Regional Chairman	$71,179

(1)	Mr. Hartman voluntarily forfeited his bonus in light of the challenges facing the Company and the industry in order to align his interests with the Company's shareholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS REPUBLIC BANCORP, INC.
	By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Date: January 24, 2008	Its:	General Counsel and Secretary